EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-01554, 333-01552, 333-18127, and 333-44253 of Midwest Express Holdings, Inc.
on Form S-8 of our reports dated January 23, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the methods of accounting for major airframe maintenance as well as frequent flyer revenue in 2000), appearing in this Annual Report on Form 10-K of Midwest Express Holdings, Inc. for the year ended December 31, 2001.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin

March 22, 2002